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                                                                    Exhibit 3.38

[Logo] SEAFIRST BANK
                           MEMBER FDIC               LOAN MODIFICATION
                                                              AGREEMENT


This agreement amends the PROMISSORY NOTE dated MARCH 24, 1993 ("Note") executed by CENTENNIAL FOODS, INC ("Borrower") in favor of SEATTLE-FIRST NATIONAL BANK ("Bank"), regarding a loan in the maximum principal amount of $1,084,009.62 (the "Loan"). For mutual consideration, Borrower and Bank agree to amend the above loan document as follows:

         1. Payments. The required monthly principal and interest payment under the Note is changed to $10,600.00 per month, with payments in the new amount to begin on the 1st day of JULY, 1995, and with all other payment-related provisions of the Note remaining unchanged.

         2. Maturity Date. The maturity date of the Note is changed to April 1, 1997.

         3. Modification Fee. Borrower shall pay to Bank a modification fee of $500.00 upon execution of this Agreement.

         4. Other Terms. Except as specifically amended by this agreement or any prior amendment, all other terms, conditions, and definitions of the Note and all other security agreements, guaranties, deeds of trust, mortgages, and other instruments or agreements entered into with regard to the Loan shall remain in full force and effect.

         DATED:  JUNE 8, 1995.

Bank:                                                Borrower:

SEATTLE-FIRST NATIONAL BANK                          CENTENNIAL FOODS, INC.

By  /s/Pat Tebo                                      By  /S/Ike Lynch
  --------------                                        ---------------
Title VP                                             IKE LYNCH, PRESIDENT


Loan Modification Agreement(CENTENNIAL FOODS, INC. R/C No. 35204/CEN159JD AFS#1482967649-34